Exhibit 99.1

Kinnate Biopharma Inc. Announces Acquisition of Ownership Stake from Series A Investors of the China Joint Venture, Kinnjiu Biopharma Inc., and Initiation of Phase 1 Clinical Trial for Exarafenib (KIN-2787) in People's Republic of China

•	Kinnate to retain Kinnjiu’s cash, intellectual property and other assets, including key personnel and legal entity structure

•	Kinnate’s cash runway still expected to fund current operations into mid-2024

•	Trial sites open in People's Republic of China (PRC) and Taiwan for ongoing Phase 1 clinical trial evaluating exarafenib, a pan-RAF inhibitor

•	Kinnate to maintain strategic presence in PRC, Hong Kong, Macau and Taiwan

SAN FRANCISCO and SAN DIEGO, Calif. – February 21, 2023 – Kinnate Biopharma Inc. (Nasdaq: KNTE) (“Kinnate”), a clinical-stage precision oncology company, today announced that it has acquired ownership stake of Kinnjiu Biopharma Inc. (“Kinnjiu”) previously held by the Series A investors using a combination of Kinnate shares and cash. Kinnate retains Kinnjiu’s cash, intellectual property and other assets, including key personnel and the legal entity structure. The transaction does not impact Kinnate’s cash runway, with current cash, cash equivalents and investments expected to fund current operations into mid-2024. The company also announced that KN-8701, a Phase 1 clinical trial evaluating its pan-RAF inhibitor, exarafenib, was initiated in the People's Republic of China (PRC), with trial sites now open in PRC and Taiwan.

Nima Farzan, chief executive officer, Kinnate Biopharma Inc., commented, “We believe retaining the Kinnjiu structure will enable Kinnate to continue to invest in innovation and clinical development of its kinase inhibitors in the People's Republic of China, Hong Kong, Macau and Taiwan. We are pleased with the progress to date across our programs, including initiating our Phase 1 clinical trial for exarafenib in the region, with sites now open in People's Republic of China and Taiwan, and initiating the Phase 1 trial for KIN-3248, our pan-FGFR inhibitor, in Taiwan. We plan to continue advancing our novel targeted oncology pipeline globally.”

Transaction Background and Terms

Kinnjiu was formed in 2021 as part of Kinnate’s joint venture to develop and commercialize its most advanced kinase inhibitors in the PRC, Hong Kong, Macau and Taiwan. In the transaction, Kinnate purchased all issued and outstanding Series A preferred shares of Kinnjiu from funds affiliated with OrbiMed and Foresite Capital Management for $24 million, using a combination of cash and shares of common stock of Kinnate. The transaction was approved by the independent directors of Kinnate.

KN-8701 Clinical Trial Background

KN-8701 is an ongoing, global Phase 1 clinical trial (NCT04913285) evaluating exarafenib in patients with advanced solid tumors harboring BRAF Class I, II and III alterations, and/or who have NRAS mutant melanoma. The trial is enrolling patients at more than 30 sites across the globe. KN-8701 contains a two-part dose escalation: in Part A1, exarafenib is being evaluated as a monotherapy across BRAF alterations and tumor types and Part A2 is evaluating exarafenib in combination with binimetinib, a MEK inhibitor. Part B, dose expansion, will evaluate exarafenib at a selected dose in cancers driven by BRAF Class II or Class III alterations.

About Kinnate Biopharma Inc.

Kinnate Biopharma Inc. is a clinical-stage precision oncology company focused on expanding on the promise of targeted therapies for those battling cancer. The company is developing medicines for known oncogenic drivers where there are no approved targeted drugs and to overcome the limitations of marketed cancer therapies, such as non-responsiveness or acquired and intrinsic resistance. Kinnate has two lead clinical programs being studied in solid tumors with RAF, NRAS and FGFR-driven alterations, and is rapidly progressing a pipeline of additional small molecule drug candidates as part of the Kinnate Discovery Engine. The company is driven by the urgency and knowledge that patients are waiting for new, effective cancer medicines.  For more information, visit Kinnate.com and follow us on LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements include, without limitation, statements regarding Kinnjiu’s structure going forward; clinical site initiation for KIN-3248 in Taiwan; our anticipated cash runway; statements by our Chief Executive Officer; and statements regarding plans for advancing our oncology pipeline. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “remain,” “will,” “goal,” “potential” and similar expressions are also intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. Such expectations and projections may never materialize or may prove to be incorrect. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors, including recently transitioning to operating as a clinical-stage biopharmaceutical company with a limited operating history; the timing, progress and results of ongoing and planned preclinical studies and clinical trials for our current product candidates; that continued dose escalation in our clinical trials could increase the risk of the occurrence of adverse events; the potential for future clinical trial results to differ from initial results or from our preclinical studies; our ability to timely enroll a sufficient number of patients in our clinical trials; our ability to raise additional capital to finance our operations; our ability to discover, advance through the preclinical and clinical development of, obtain regulatory approval for and commercialize our product candidates; the novel approach we are taking to discover and develop drugs; our ability to timely file and obtain approval of investigational new drug applications for our planned clinical trials; negative impacts of the COVID-19 pandemic on our business, including ongoing and planned clinical trials and preclinical studies; competition in our industry; regulatory developments in the United States and other countries; our ability to attract, hire and retain highly skilled executive officers and employees; difficulties in managing our growth; our ability to protect our intellectual property; reliance on third parties to conduct our ongoing and planned preclinical studies and clinical trials, and to manufacture our product candidates; general economic and market conditions; and other risks. These and other risks, uncertainties, assumptions and other factors are further described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with the Securities and Exchange Commission (“SEC”), as well as in our subsequent filings we make with the SEC. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Investors should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward-looking statements speak only as of the date of this release, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason in the future.

Investor & Media Contact:

Priyanka Shah | Priyanka.Shah@kinnate.com | +1-908-447-6134